Exhibit 99.1

For Immediate Release

CVBT announces positive results for diabetic wound healing in pre-clinical animal studies.

Henderson, Nevada, June 7, 2005 - CardioVascular BioTherapeutics, Inc. (stock symbol: CVBT) announced today that its pre-clinical animal studies showed positive results for its drug candidate Cardio Vascu-Grow™ for wound healing in diabetic mice.

Dr. Jack Jacobs, Chief Scientific Officer of CVBT, stated, “The data we have obtained from our pre-clinical animal studies in diabetic mice showed our drug candidate Cardio Vascu-Grow™ materially improved the healing rate of open wounds in diabetic mice as compared to the control groups. At defined times, up to a six-fold increase in the healing rate was observed. These statistically significant results are very encouraging and support my hope that this drug candidate could improve the lives of millions of diabetics and elderly people.”

The market for wound healing includes diabetic, bedridden and elderly patients that suffer from wounds, open sores and diabetic ulcers. According to the US Healthcare Finance Administration, approximately 2.5 to 3.0 million patients a year suffer from these maladies. Annual treatment costs in the United States alone are in the range of $5-7 Billion.

The President of CVBT, Mr. Daniel C. Montano commented, “I believe wound healing will play a major part in CVBT’s future. For millions of Americans and Europeans, open sores for the elderly, diabetic leg sores and bedsores are serious medical issues. If the pre-clinical results we have obtained in animals remain constant in humans, I believe our protein drug candidate could reduce pain and suffering for these people, and dramatically lower the cost of treating diabetics and the elderly.”

Thomas J. Stegmann, M.D., a Professor, Cardiovascular Surgeon, Chief Clinical Officer of CVBT, and discoverer of the protein drug candidate for growing new blood vessels in the human heart explained, “A medical doctor knows a wound cannot heal without sufficient blood perfusion to the damaged tissue, so it is logical that our protein drug’s ability to trigger the growth of new blood vessels in the damaged skin should accelerate the healing process.”

Mr. Montano further remarked, “Growth of new blood vessels for treatment of Coronary Heart Disease has been established in human clinical trials using our drug candidate Cardio Vascu-Grow™. We recently announced that Cardio Vascu-Grow™ yielded positive evidence in pre-clinical animal studies for minimizing the Stroke-Affected Area in the Brain compared to control groups. It is exciting to now report that Cardio Vascu-Grow™ has been successful in the healing and accelerated closing of Diabetic Wounds in pre-clinical animal studies compared to control groups. CardioVascular BioTherapeutics, Inc. is committed to moving forward with additional clinical trials to establish the positive affect of our drug candidate aimed at improving the quality of life for those suffering from Heart Disease, Stroke, Diabetic Wounds, and pledges to continue exploration for additional applications of Cardio Vascu-Grow™.”

Persons wishing further information on the pre-clinical wound healing studies should request a copy at the website www.CVBT.com.

# # #

CardioVascular BioTherapeutics, Inc. (stock symbol: CVBT) is a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular diseases where the growth of new blood vessels can improve the outcome for patients with these diseases. Its drug candidate, Cardio Vascu-Grow™, is designed to facilitate the growth of new blood vessels in the heart and other tissues with an impaired vascular system.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of Cardio Vascu-Grow™, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the Company’s most recent documents filed with the Securities and Exchange Commission.

# # #

Cardio Vascu-Grow™ is a trademark of CardioVascular BioTherapeutics, Inc.

Investor Relations Contact:

CardioVascular BioTherapeutics, Inc.

pr@cvbt.com

or

Investor Awareness, Inc.

Tony Schor

847-945-2222

www.investorawareness.com